UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 12, 2012

GLOBAL PHARM HOLDINGS GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-152286	20-8767223
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District Shenzhen, People’s Republic of China	518000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  86-755-83230226

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Global Pharm Holdings Group, Inc. (OTCBB: GPHG) (“Global Pharm” or the “Company”), a growing vertically integrated pharmaceutical company engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine (“TCM”) processing, and herbal cultivation and sales in China through its subsidiaries in Anhui, Jilin, Guangdong and Shandong provinces, announced today that it would discontinue the voluntary filing of current and periodic reports with the U.S. Securities and Exchange Commission. As a result, the trading of the securities of Global Pharm on the OTC Bulletin Board will cease, although trading may continue in the OTC Pink Market.

Yin Yunlu, Chairman and Chief Executive Officer of the Company commented, "After careful consideration with our shareholders, Board of Directors, management team and professional advisors, we have decided to exit the U.S. equity market, reorganize our corporate structure and pursue further financing. In light of the relative illiquidity of our equity securities in the U.S. market, and the lack of a near-term opportunity for public financing through the U.S. capital markets, we believe this strategy is in the best interests of our shareholders."

A copy of the Company’s press release announcing the discontinuation of its SEC filings is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 12, 2012 announcing the discontinuation of SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Pharm Holdings Group, Inc.

Date: March 12, 2012	By:	/s/ An Fu
	Name:	An Fu
	Title:	Chief Financial Officer